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                              BARON CAPITAL, INC.
                        FINANCIAL INTERMEDIARY AGREEMENT

This Agreement is made as of August 22nd, 2018, by and between Baron Capital, Inc. ("Distributor") and American United Life Insurance Company, Inc. ("AUL") and OneAmerica Securities, Inc. ("OAS"), as applicable ("Intermediary").

WHEREAS, Intermediary desires to enter into an agreement with Distributor relating to shares of common stock ("Shares") of the series of Baron Investment Funds Trust and Baron Select Funds (collectively, the "Fund") set forth on Schedule A and any series hereinafter added to the Fund (each a "Portfolio" and collectively the "Portfolios"), for which Distributor is the principal underwriter, as such term is defined In the Investment Company Act of 1940, as amended (the "1940 Act");

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed that the parties' respective rights and obligations shall be as follows:

1. PROVISION OF SERVICES. Intermediary agrees to provide reasonable assistance in connection with the sale of Shares and/or to provide shareholder, administrative or other services for Intermediary's Clients who own Shares through accounts in one or more Portfolios (each an "Account"), as specified on Schedule B. The term "Client" means (i) the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name and (ii) for retirement plans, the plan participant, notwithstanding that the retirement plan may be deemed to be the beneficial owner of Shares.

2. LIMITED AGENCY. Distributor hereby appoints Intermediary as the Portfolios' agent for the limited purpose of accepting Clients' purchase and redemption orders for Shares. Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between Distributor and Intermediary or establish either of Distributor or Intermediary as an agent, partner or employee of the other, nor shall anything in this Agreement be construed to establish Intermediary or the Fund as an agent, partner or employee of the other. Intermediary understands that the Portfolios' activities may be performed on their behalf by Distributor or the Portfolios' investment adviser, transfer agent or other authorized service providers.

3.    OFFERING PRICE; OPERATIONAL PROCEDURES.

                              (a) All orders for the purchase or redemption of
                        Shares shall be executed at the next computed net asset value per Share, less the applicable redemption fee or similar charge or fee, if any, in each case as described in the Prospectus (as defined below). The minimum initial purchase order and minimum subsequent purchase order shall be as set forth in the Prospectuses. All orders are subject to acceptance or rejection in the sole discretion of Distributor and/or the Fund or its agent, and orders shall be effective only upon receipt in proper form.

                              (b) Client orders for the purchase or redemption
                        of Shares through the Accounts shall be processed in accordance with the Operating Procedures specified on Schedule C.

            (i) Intermediary represents that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders for the purchase, sale or exchange of Shares communicated by Intermediary to Distributor or the Portfolios' transfer agent to be treated in accordance with Schedule C as having been received on a Business Day (as defined in Schedule C) were received by Intermediary by the Close of Trading (as defined in Schedule C) on such Business Day and were not modified after the Close of Trading, and that all Share

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            orders received from Clients but not specifically rescinded by the
            Close of Trading were communicated to Distributor or the Portfolios' transfer agent as received for that Business Day.

            (ii) Each transmission of Share orders by Intermediary shall constitute a representation by Intermediary that such orders are accurate and complete and are as received by Intermediary by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all Share orders received from Clients but not specifically rescinded by the Close of Trading.

            (iii) Intermediary will date and time stamp orders for the purchase, sale or exchange of Shares received by Intermediary , or will otherwise maintain records sufficient to document the date and time of its receipt of orders.

                              (c) Intermediary agrees not to seek a net asset
                        value per Share of a Portfolio as of a time other than the next calculated net asset value per Share following Intermediary's receipt of a Client order ("As of Trade") or to cancel or change a previously placed Account order without the prior approval of Distributor or the Fund. Intermediary acknowledges that Distributor and the Fund shall have complete and sole discretion as to whether or not to accept an As of Trade or to make a cancellation or change. If an As of Trade is authorized by Distributor or the Fund to be processed as of a particular Business Day, Intermediary hereby warrants that such trade relates only to Client orders received by Intermediary by the Close of Trading on that Business Day. If Intermediary seeks to cancel or change a previously placed Account order, Intermediary represents that such cancellation or change is solely to correct an erroneously placed order.

4. OFFERING OF SHARES. In no way shall the provisions of this Agreement limit Distributor's or the Fund's authority and discretion to take such action as Distributor or the Fund may deem appropriate or advisable, without notice, in connection with all matters relating to the operation of the Portfolios and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares of one or more Portfolios. Distributor will advise Intermediary of any U.S. states and other U.S. jurisdictions where the Shares are not qualified for sale, and Intermediary will not make offers or sales in such states and jurisdictions or outside the U.S.

5. FEES. In consideration of the services described herein, Intermediary shall be entitled to receive from Distributor fees at the annual rate set forth on Schedule A, paid quarterly in arrears based on the average daily net asset value of Clients' Shares held during the relevant period (computed in the manner specified in the Fund's charter documents and the Prospectuses), or as otherwise provided on Schedule A. Intermediary's acceptance of any fees for such services shall constitute Intermediary's representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that Intermediary's receipt of such fees is lawful.

6.    ADVERTISING MATERIALS AND SALES LITERATURE; PORTFOLIO DOCUMENTATION.

                              (a) In placing an order to purchase Shares of a
                        Portfolio, Intermediary shall rely solely and conclusively on the representations contained in the Portfolio's Prospectus. Intermediary agrees that none of Intermediary nor any of its employees or agents are authorized to make any statement or representation concerning the Shares or a Portfolio except those contained: (i) In the relevant Portfolio's then- current prospectus (including any summary prospectus) and/or statement of additional information, each as amended, revised or supplemented (collectively , the "Prospectus"), or (ii) in such advertising

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                        material or sales literature as may be supplied by
                        Distributor or authorized by Distributor in writing. Intermediary understands that any supplemental sales literature, if distributed, must be preceded or accompanied by the relevant Portfolio's current prospectus (as amended, revised or supplemented).

                              (b) Advertising material and sales literature
                        provided by Distributor that are designated as being for internal or broker-dealer use only may not be disseminated to the public.

                              (c) Distributor shall, as applicable, provide
                        Intermediary upon request reasonable quantities, at a single address, of: Prospectuses, proxy or information statements and related materials such as notices and proxy cards, shareholder reports and any other materials required to be delivered to record holders of Shares (collectively, "Portfolio Documentation"). Intermediary shall be responsible for delivery of Portfolio Documentation to Clients in accordance with applicable law, including, without limitation, delivering Prospectuses and shareholder reports to Clients on request In accordance with Rule 498 under the Securities Act of 1933, as amended (the "Securities Act"). Neither Distributor nor the Fund shall be responsible for the cost of distributing such materials to Clients.

                              (d) Each party will provide the other party with
                        such information or documentation necessary for the other party to fulfill its obligations hereunder and such other information or documentation as each party may reasonably request.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS. The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement.

                              (a) Each party hereto hereby represents, warrants
                        and covenants, as applicable, to the other party that:

            (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized;

            (ii) it will comply with all laws and rules and regulations of governmental authorities and regulatory agencies applicable to it by virtue of entering Into and performing this Agreement;

            (iii) its execution, performance and delivery of this Agreement will not violate any of its contractual obligations or any applicable laws and rules and regulations of governmental authorities and regulatory agencies;

            (iv) it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and, assuming due and valid execution and delivery by the other party, this Agreement. constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

            (v) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

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                              (b) Distributor hereby represents and warrants to
                        Intermediary that:

            (i) it is duly registered as a broker-dealer pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

            (ii) the Fund is registered as an investment company under the 1940 Act, and the Shares are registered under the Securities Act.

                              (c) Intermediary hereby represents, warrants and
                        covenants to, and agrees with, Distributor, as applicable, that

            (i) if Intermediary is not registered as a broker-dealer pursuant to the Exchange Act, Intermediary is not required to be so registered in order to perform the services, and receive the fees, specified in this Agreement;

            (ii) if Intermediary is not registered as a transfer agent pursuant to the Exchange Act, Intermediary is not required to be so registered in order to perform the services, and receive the fees, specified in this Agreement;

            (iii) if Intermediary is required to be a member of the Financial Industry Regulatory Authority ("FINRA"), Intermediary is a member in good standing and will comply with applicable rules of FINRA, including any requirements as to suitability of Shares for Clients, and Intermediary will inform Distributor promptly of any pending or threatened action or proceeding by FINRA bearing on Intermediary's membership with FINRA and of any suspension or termination of such membership;

            (iv) Intermediary will ensure that all fees and compensation received pursuant to this Agreement, including compensation referred to herein as described in the Prospectuses, are disclosed to Clients as required by law;

            (v) Intermediary will not be a "fiduciary" (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as it may be amended from time to time, in connection with the performance of this Agreement and any transactions contemplated hereby with respect to any person or entity subject to Title I of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or any governmental plan (within the meaning of Section 3(32) of ERISA;

            (vi) Intermediary's receipt of fees and other compensation, direct and indirect under and the performance of the services specified in this Agreement and the transactions related thereto will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code, or with respect to any governmental plan, any similar prohibition under applicable law;

            (vii) Intermediary has full authority to act on behalf of Clients in the manner contemplated by this Agreement, and each time Intermediary so acts It shall be deemed to have restated this representation and warranty;

            (viii) Distributor and the .Fund and its agent are entitled to rely on oral and written instructions reasonably believed to be genuine and to have been given by or on behalf of Intermediary;

            (ix) Intermediary will, on reasonable request of Distributor, (A) provide Distributor with copies of its compliance policies and procedures related to performance of this Agreement or the agreements, representations, warranties, covenants or agreements of

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            Intermediary herein ("Compliance Matters"), (B) provide Distributor with such certifications and representations regarding Compliance Matters and (C) permit Distributor or the Fund or its agent, as well as appropriate regulatory authorities, to obtain information and records, and to inspect Intermediary's facilities, relating to Compliance Matters; Intermediary will notify Distributor regarding material changes to compliance policies and procedures related to Compliance Matters that have been provided to Distributor within a reasonable period of time following the effectiveness of such changes;

            (x) Intermediary will impose any applicable redemption fee on Shares as described in the Prospectuses;

            (xi) Intermediary will not withhold placing orders received from Clients so as to profit as a result of such withholding by a change in net asset value or otherwise;

            (xii) Intermediary will not enter into any arrangements, formal or informal, with any Client to permit or facilitate the use of market timing or excessive trading strategies, and Intermediary agrees to promptly and fully cooperate with any reasonable request made by Distributor to address market timing or excessive trading strategies identified by Distributor in accordance with the applicable provisions of Rule 22c-2; and

            (xiii) Intermediary will maintain insurance coverage issued by a qualified insurance carrier appropriate in light of its duties under this Agreement

8.    CLIENT AND TRANSACTION INFORMATION.

                              (a) AGREEMENT TO PROVIDE INFORMATION. Intermediary
                        agrees to provide each Portfolio, upon written request (which may include electronic writings and facsimile transmissions, a "Request"), the taxpayer identification number (the "TIN"), the Individual/International Taxpayer Identification Number ("ITIN") or other government-issued identifier ("GII"), if known, of any or all Clients who have purchased, redeemed, transferred or exchanged Shares held through an Account with Intermediary during the period covered by the Request and the amount, date, name or other identifier of any investment professionals associated with the Clients or Accounts (if known), and the transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares.

            (i) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 180 days from the date of the Request for which transaction information is sought The Fund may request transaction information older than 180 days from the date of the Request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

            (ii) FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on Intermediary's books and records to the Fund or its designee promptly, but in any event not later than 10 Business Days after receipt of a Request.

            (iii) LIMITATIONS ON USE OF INFORMATION. Distributor agrees, on behalf of itself and the Fund, not to use the information received for marketing or any other similar purpose without Intermediary's prior written consent.

                              (b) AGREEMENT TO RESTRICT TRADING. Intermediary
                        agrees to execute a Request to restrict or prohibit further purchases or

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                        exchanges of Shares by a Client that has been identified
                        by the Fund as having engaged in transactions in Shares (directly or indirectly through an Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

            (i) FORM OF INSTRUCTIONS. Such Request must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Clients or Accounts or other agreed upon information to which the instruction relates.

            (ii) TIMING OF RESPONSE. Intermediary agrees to execute the Request as soon as reasonably practicable, but not later than five Business Days after Intermediary's receipt of the instructions.

            (iii) CONFIRMATION. Intermediary agrees to provide written confirmation to the Fund as soon as reasonably practicable that the Request has been executed, but not later than 10 Business Days after the Request has been executed.

                              (c) SHARE HOLDINGS THROUGH INDIRECT
                        INTERMEDIARIES. Intermediary will use best efforts to determine, promptly upon the Request of the Fund, but not later than five Business Days after Intermediary's receipt of the Request, whether any specific person or entity about whom the Fund has received information pursuant to Section 8(a) of this Agreement is an "indirect intermediary" as defined in Rule 22c-2 under the 1940 Act ("Indirect Intermediary") and, upon further Request from the Fund, promptly (but not later than five Business Days after receipt of such Request) either:

            (i) provide (or arrange to have provided) the identification and transaction information set forth in Section 8(a) of this Agreement regarding such persons who hold Shares through the Indirect intermediary; or

            (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

Intermediary agrees to inform the Fund whether Intermediary plans to perform (i) or (ii) above.

                              (d) To the extent practicable, the format for any
                        transaction information provided to the Fund should be consistent with the National Securities Clearing Corporation (the "NSCC") Standardized Data Report Format, or any other format acceptable to the Fund.

9.    PRIVACY AND DATA SECURITY; ANTI-MONEY LAUNDERING.

                              (a) Each party agrees that it will comply with all
                        applicable state and federal laws and regulations relating to consumer privacy and data security ("Privacy Law") and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, "Client Information") received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; or (iii) as necessary to perform this Agreement or to service Clients, in each case in compliance with the reuse and redisclosure provisions of Privacy Law.

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                        Each party shall use its best efforts to (A) cause its
                        employees and agents to be Informed of and to be bound by Privacy Law and the provisions of this Agreement and
                        (B) maintain physical, electronic, procedural and any other appropriate or required safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use or disclosure of, Client Information, in compliance with applicable Privacy Law. If requested by Distributor, Intermediary agrees to deliver the then-current privacy notice pursuant to Regulation S-P of Distributor and the Fund (the "Privacy Policy") to any Client who purchases Shares from or through intermediary, at or prior to the time of the initial purchase of Shares and annually thereafter, if the Client would be considered a "consumer" or "customer" (each as defined in Regulation S-P) of Distributor and/or the Fund, and Distributor will provide Intermediary with copies of the Privacy Policy sufficient for this purpose as advised by Intermediary.

                              (b) Intermediary has adopted and implemented
                        compliance policies and procedures to comply with all money laundering and currency transaction reporting laws, regulations, requirements and guidance applicable to the Fund or to Intermediary (if applicable, as record holder of Shares for which Intermediary maintains information regarding beneficial owners of Shares), including those relating to Client identification and verification; monitoring for Specially Designated Nationals and Blocked Persons named on the U.S. Treasury Department's Office of Foreign Assets Control list or other similar governmental lists; suspicious activity reporting; and recordkeeping requirements (collectively, "AML Requirements"), and with any "money laundering" guidelines as may be provided by, or agreed with, Distributor or the Fund. Intermediary will ensure the ability of federal examiners to obtain information and records relating to AML Requirements and the ability of Distributor and the Fund or its agent to inspect Intermediary's records and facilities regarding compliance with AML Requirements.

                              (c) Intermediary agrees to share information with
                        Distributor and the Fund for purposes of ascertaining whether a suspicious activity report ("SAR") is warranted with respect to any suspicious transaction involving Shares, provided that neither Intermediary nor the Fund is the subject of the SAR.

                              (d) If Intermediary is required to maintain an
                        anti-money laundering program, it has filed the requisite certification with the Financial Crimes Enforcement Network to allow Intermediary to share information pursuant to Section 314(b) of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

10.   INDEMNIFICATION; ADJUSTMENTS.

                              (a) Distributor shall release, indemnify and hold
                        harmless Intermediary and each of Intermediary's affiliates, trustees, directors, members, officers, employees and agents from and against any and all losses, claims, damages, demands, actions, liabilities, costs and expenses (including reasonable attorneys' fees) ("Losses") arising out of or attributable to (i) any untrue statement, or alleged untrue

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                        statement, of a material fact contained in any
                        Prospectus, or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any Prospectus, or necessary to make the statements therein not misleading or (ii) a material breach of this Agreement by Distributor.

                              (b) Intermediary shall release, indemnify and hold
                        harmless Distributor and the Fund and each of Distributor's or the Fund's affiliates, directors, members, officers, employees and agents (the "Fund Indemnities") from and against any and all Losses arising out of or attributable to (i) Intermediary's bad faith, negligence or willful misconduct in the performance of Intermediary's duties and obligations under this Agreement; (ii) a material breach of this Agreement by Intermediary; or (iii) an error in an order for Shares placed with Distributor by Intermediary or any redemption or exchange pursuant to instructions reasonably believed by Distributor to be genuine and to have been given by or on behalf of Intermediary.

                              (c) In the event that Intermediary (i) places an
                        As of Trade other than to correct Distributor's or the Fund's error, (ii) places or adjusts trades after the latest time for the placement of orders through the Fund/SERV service of the NSCC or, for manual transactions, the Order Deadline (as defined in Schedule
                        C), or (iii) fails to settle trades in the manner described on Schedule C, Intermediary does hereby release, indemnify and hold harmless the Fund Indemnities from and against any and all Losses any of them may incur which arise out of or are attributable to such actions.

                              (d) Intermediary understands that, in accordance
                        with established Fund procedures for correction of errors in the computation of the net asset value of Shares, the relevant Portfolios or their agent will make adjustments to the number of Shares owned in the Accounts and distribute underpayments to Intermediary for credit to the Accounts, as necessary to correct such errors in accordance with Fund procedures. If Intermediary, on behalf of Clients, receives amounts in excess of the amounts to which Intermediary otherwise would have been entitled in the absence of any error in the computation of the net asset value of Shares or otherwise as a result of an error of the Fund or its agent, Intermediary will use best efforts to collect such amounts from Clients. If, after such efforts, Intermediary is not able to recover all of such overpayment, Intermediary will cooperate with Distributor's or the Fund's attempt to recover any portion of the overpayment, including providing Distributor or the Fund with information reasonably available to Intermediary as to the identity of the Client(s) from whom the remainder has not been recovered.

                              (e) The foregoing indemnity agreements are
                        expressly conditioned upon the party from which indemnity is sought (the Indemnifying Party") being notified of any action brought against the party seeking indemnity (or whose affiliates, trustees, directors, members, officers, employees and agents are seeking indemnity) (collectively, the "Indemnified Party") within seven days after the summons or other first legal process shall have been served. The failure to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the

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                        Indemnifying Party is harmed thereby. The Indemnifying
                        Party will be entitled to assume the defense of any suit brought to recover Losses. In the event that the Indemnifying Party elects to assume the defense of any such suit and retain counsel, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Indemnifying Party does not elect to assume the defense of any such suit, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party in connection therewith.

                              (f) In no event shall either party be liable for
                        special, consequential or incidental damages.

11. NON-EXCLUSIVITY. The parties acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that each party may enter into similar agreements and arrangements with other entities.

12.   TERM.

                              (a) Either party may terminate this Agreement on
                        15 days' notice to the other party.

                              (b) Distributor shall have the right to terminate
                        this Agreement, without prior notice, if: (i) Intermediary or any of its registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory or judicial authority that has resulted, or for which it appears reasonably likely will result in the loss or suspension of any required registration, membership or license; (ii) Intermediary's ability to perform its obligations under this Agreement has become or is reasonably likely to become impaired; (iii) Intermediary otherwise breaches any of the representations, warranties or covenants set forth in this Agreement; or (iv) Intermediary fails to perform the services contemplated by this Agreement.

                              (c) This Agreement will terminate automatically in
                        the event of its assignment (as defined in the 1940
                        Act).

                              (d) This Subsection 12(d) is applicable only to
                        those Portfolios, and classes of Shares of such Portfolios, from which Intermediary receives fees pursuant to a Plan (defined below) as indicated on Schedule A. Notwithstanding contrary provision in Subsection 12(a), Intermediary understands that if all or a part of its compensation (as indicated on Schedule
                        A) is from the Fund's Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "Plan") (as indicated on Schedule A), as to each Portfolio, this
                        Agreement: (i) shall continue automatically for successive annual periods, provided such continuance is approved by a Vote of a majority of the Fund's Board of Trustees and the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan ("Independent Trustees"), cast in person for the purpose of voting on such approval; (ii) is terminable without penalty, at any time, by vote of a majority of the Independent Trustees; (iii) is terminable on not more than 60 days' written notice by vote of

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                        holders of a majority of the Portfolio's outstanding
                        voting securities (as defined in the 1940 Act); and (iv) is terminable upon 15 days' notice by Intermediary.

13. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their meaning or interpretation .

14.   COMPLETE AGREEMENT; AMENDMENT.

                              (a) This Agreement and the Schedules hereto (which
                        are incorporated by reference) contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

                              (b) No modification or waiver of any provisions of
                        this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, Intermediary's placement of an order to purchase Shares subsequent to its receipt of written notice of amendment of a Schedule to this Agreement by Distributor shall constitute Intermediary's agreement to the amendment.

15. NOTICES. All notices hereunder shall be duly given if delivered (via hand delivery, commercial courier service or certified mail) or sent by confirmed facsimile, to Distributor at 767 Fifth Avenue, 49th Floor, New York, NY 10153, attention: Patrick M. Patalino, General Counsel, facsimile number: 212-583-2014, or to Intermediary at the address or number set forth below.

16. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

17. SURVIVAL. The provisions of Sections 9(a) and 10 will survive the termination of this Agreement.

18. EXECUTION. This Agreement may be executed in counterparts, and such counterparts shall together constitute but one and the same instrument.

                                              Baron Capital Inc.


Date: August 22, 2018                     By: /s/ Patrick M. Patalilno
      --------------------------------        ----------------------------------
                                              Name: Patrick M. Patalilno
                                              Title: General Counsel

PLEASE RETURN TWO SIGNED COPIES OF THIS AGREEMENT TO DISTRIBUTOR. UPON ACCEPTANCE, ONE COUNTERSIGNED COPY WILL BE RETURNED FOR INTERMEDIARY'S FILES.

                                          American United Life Insurance Company


Date:                                     By: /s/ Peter J. Walsh
      --------------------------------        ----------------------------------
                                              Name: Peter J. Walsh
                                              Title: Vice President
                                              Address for Notice:

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              Facsimile Number:

                                              ----------------------------------


OneAmerica Securities, Inc.


  By:                                     /s/ Matthew T Fleetwood
                                          --------------------------------------
                                          Name: Matthew T Fleetwood
                                          Title: President
                                          Address for Notice:
                                          One American Sq. 1737
                                          --------------------------------------
                                          Indianapolis IN 46206
                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile Number:
                                          317 285 4050
                                          --------------------------------------

                                                                      SCHEDULE A

                                          CLASS           TICKER           CUSIP        PLAN FEE*    OTHER COMP*      TOTAL
                                     ----------------  -------------  ---------------  -----------  -------------  -----------
                                                    BARON INVESTMENT FUNDS TRUST

                                          Retail           BARAX         068278100            0.25%          0.10%        0.35%
Baron Asset Fund                      Institutional        BARIX         06BZ78605              --           0.10%        0.10%
                                            R6             BARUX         06B278845              --             --           --

                                          Retail           BGRFX         068278209            0.25%          0.10%        0.35%
Baron Growth Fund                     Institutional        BGRIX         068278704                           0.10%        0.10%
                                            R6             BGRUX         068278837              --             --           --

                                          Retail           BSCFX         068278308            0.25%          0.10%        0.35%
Baron Small Cap Fund                  Institutional        BSFIX         068278803              --           0.10%        0.10%
                                            R6             BSCUX         068278829              --             --           --

                                          Retail           BIOPX         068278407            0.25%          0.10%        0.35%
Baron Opportunity Fund                Institutional        BIOIX         068278886                           0.10%        0.10%
                                            R6             BIOUX         068278795              --             --           --

                                          Retail           BFTHX         068278506            0.25%          0.10%        0.35%
Baron Fifth Avenue Growth Fund        Institutional        BFTIX         068278878              --           0.10%        0.10%
                                            R6             BFTUX         068278811              --             --           --

                                          Retail           BDFFX         068278860            0.25%          0.10%        0.35%
Baron Discovery Fund                  Institutional        BDFIX         068278852                           0.10%        0.10%
                                            R6             BDFUX         068278787              --             --           --

                                          Retail           BDAFX         068278779            0.25%          0.10%        0.35%
Baron Durable Advantage Fund          Institutional        BDAIX         068278761              --           0.10%        0.10%
                                            R6             BDAUX         068278753              --             --           --

                                                         BARON SELECT FUNDS

                                          Retail           BPTRX         06828M108            0,25%          0.10%        0.35%
Baron Partners Fund                   Institutional        BPTIX         06828M405              --           0.10%        0.10%
                                            R6             BPTUX         06828M793              --             --           --

                                          Retail           BFGFX         06828M207            0.25%          0.10%        0.35%
Baron Focused Growth Fund             Institutional        BFGIX         06828M504              --           0.10%        0.10%
                                            R6             BFGUX         0682BM785              --             --           --

                                          Retail           BIGFX         08828M306            0.25%          0.10%        0.35%
Baron International Growth Fund       Institutional        BINIX         06828M603              --           0.10%        0.10%
                                            R6             BIGUX         06828M777              --             --           --

                                          Retail           BREFX         06828M702            0.25%          0.10%        0.35%
Baron Real Estate Fund                Institutional        BREIX         06828M8O1              --           0.10%        0.10%
                                            R6             BREUX         06828M827              --             --           --

                                          Retail           BEXFX         06828M884            0.25%          0.10%        0.35%
Baron Emerging Markets Fund           Institutional        BEXIX         08B2BM876              --           0.10%        0.10%
                                            R6             BEXUX         06828M819              --             --           --

                                          Retail           BENFX         0682SMB68            0.25%          0,10%        0.35%
Baron Energy and Resources Fund       Institutional        BENIX         0682BM85O              --           0.10%        0.10%
                                            R6             BENUX         0682BM769              --             --           --

                                          Retail           BGAFX         08828M843            0.25%          0.10%        0.35%
Baron Global Advantage Fund           Institutional        BGAIX         06828M835              --           0.10%        0.10%
                                            R6             BGLUX         06828M751              --             --           --

Baron Real Estate Income Fund             Retail           BRIFX         06828M744            0.25%          0.10%        0.35%

                                      Institutional        BRIIX         06828M736              --           0.10%        0.10%
                                            R6             BRIUX         06828M728              --             --           --

                                          Retail           BWBFX         06828M710            0.25%          0.10%        0.35%
Baron WealthBullder Fund              Institutional        BWBIX         06828M694              --           0.10%        0.10%

                                          Retail           BHCFX         06828M678            0.25%          0.10%        0.35%
Baron Health Care Fund                Institutional        BHCHX         06828M660              --           0 10%        0.10%
                                            R6             BHCUX         06B28U652              --             --           --

--------
* Fees to be paid Intermediary from the Plan. Intermediary waives any right to payment of such fees until Distributor is in receipt of fees from the Fund pursuant to the Plan, and Distributor's liability for the payment of such fees is limited solely to the proceeds of fees received from the Fund pursuant to the Plan. The Plan Is terminable by the Fund's Board of Trustees at any time. It is recognized that certain parties may not be permitted to collect distribution fees under the Plan, and if Intermediary Is such a party, it will not accept such fees.

+ Paid by Distributor or the Portfolios' investment adviser out of its own resources.

                                                                      SCHEDULE B

                          OMNIBUS ACCOUNTS; NETWORKING

If Accounts are maintained as one or more omnibus or master Accounts in each Portfolio, then Intermediary will:

- maintain sub-accounts for each Client investing in Shares through the Accounts;

- perform all sub-accounting for Clients investing in Shares through the Accounts;

- be responsible for all administration and maintenance of Clients' investments in Shares through the Accounts; and

- if requested by Distributor, provide, by the tenth day of each calendar quarter, (a) a report which indicates the number of Clients holding Shares of a Portfolio through each Account as of the last day of the prior month and (b) such other information as Distributor or its designee may reasonably request.

If Accounts are maintained through Networking:

- each party (a) represents that it has executed the NSCC's standard Networking Agreement (the "Networking Agreement") and (b) agrees to perform all duties assigned to it by the NSCC and to conduct its activities In accordance with the rules, regulations, policies and procedures of the NSCC, as applicable;

- the terms of the Networking Agreement shall be incorporated by reference herein; the term "Firm" as used in the Networking Agreement shall refer to Intermediary, and the term "Fund Agent" as used in the Networking Agreement shall refer to Distributor; and in the event of a conflict between this Agreement and the Networking Agreement the Networking Agreement shall control; and

- each party agrees that its responsibilities with respect to accounts maintained through Networking shall be allocated in accordance with the Matrix Level agreed between the parties.

                                OTHER SERVICES(1)

Intermediary shall be responsible for the following, unless an item is the responsibility of Distributor pursuant to the relevant Matrix Level for Accounts maintained through Networking:

1.    establishing and maintaining the Accounts;

2. accepting orders for the purchase and redemption of Shares and transmitting such orders to Distributor;

3. tracking, collecting from Clients and remitting to Distributor any applicable redemption fee to be deducted from Clients' Share redemption proceeds in accordance with the Prospectuses;

4. disbursing dividends and distributions to Clients and/or arranging for reinvestment in Shares;

5. delivering Portfolio Documentation to Clients and prospective Clients as required by applicable law and delivering the Privacy Policy if requested by Distributor;

--------
(1) These services are in addition to rendering services in connection with a Plan (if compensation pursuant to the Plan is indicated on Schedule A).

6. providing Clients with a schedule of services and any fees that Intermediary may charge Clients directly for such services;

7. maintaining a record of each Client's name, address (including zip code) and taxpayer identification number; the time, date and price for all Share transactions; and the number of Shares held by such Client;

8. preparing, filing and transmitting all federal, state and local government returns and reports as required by law;

9. providing the Fund or its designee with Account registration and other information and updates to such information, including addresses, tax identification numbers, tax withholding information and the selection of Account options and privileges (registration information must be received prior to any trade activity and the Fund may reject any form of pending registration);

10. monitoring and maintaining Client accounts, including verifying account information and documentation and delivering confirmations in compliance with Rule 10b-10 under the Exchange Act;

11. as required by law, preparing and transmitting to Clients periodic account statements showing, among other appropriate information, the total number of Shares owned and the net asset value of Shares as of the statement closing date, purchases and redemptions of Shares during the period and other distributions during the statement period (whether paid in cash or reinvested);

12. making Intermediary's employees available during normal business hours to consult with Distributor or its designees concerning the performance of Intermediary's responsibilities under this Agreement;

13.   maintaining all other records as required by law; and

14. providing such other information and services as the Fund reasonably may request, to the extent permitted by applicable law, rule or regulation.

                                                                      SCHEDULE C

                              OPERATING PROCEDURES

GENERAL

- Orders that Intermediary receives from Clients by the close of regular trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m., Eastern time) on each day on which a Portfolio calculates its net asset value (as described in the Prospectuses, a "Business Day") shall be treated by Distributor and Intermediary as though received on that Business Day. Orders that Intermediary receives after the Close of Trading shall be treated by Distributor and Intermediary as though received on the next Business Day.

- Distributor will use commercially reasonable efforts to make available to Intermediary each Portfolio's net asset value per Share on each Business Day as soon as reasonably practicable after calculation--usually
      7:00 p.m., Eastern time.

- Each Portfolio or its agent will furnish to Intermediary notice of the declaration of any dividends or distributions payable by the Portfolio. This information will include the record and payable dates.

- Dividends and distributions will be automatically reinvested at net asset value in accordance with the Prospectuses unless otherwise instructed by Intermediary.

- In the event that Intermediary does not make timely payment for purchases of Shares in accordance with this Agreement, Distributor reserves the right, at Its option and without notice to Intermediary, to sell the Shares ordered back to the relevant Portfolio or Portfolios, and Intermediary shall be responsible for resulting Losses to the Portfolios pursuant to Section 10 of this Agreement.

FOR TRANSACTIONS THROUGH THE NSCC'S FUND/SERV SERVICE

- Each party (a) represents that it has entered into a membership agreement with the NSCC and it is eligible to participate in the NSCC's Fund/SERV system and (b) agrees to perform all duties assigned to it by the NSCC and to conduct its activities in accordance with the rules, regulations, policies and procedures of the NSCC, as applicable, which are incorporated herein.

- Intermediary shall use its best efforts to transmit all Account transactions through Fund/SERV by 8:00 p.m., Eastern time each Business Day or, if Intermediary is using the Defined Contribution Clearing Service of the NSCC ("DCCS") and uses the settlement override indicator, 6:00 a.m. on the next Business Day ("T+1"). If Intermediary fails to transmit such transactions through Fund/SERV by 12:00 a.m., Eastern time on T+1, or, if Intermediary is using DCCS and uses the settlement override indicator, by 6:00 a.m. on T+1, Intermediary shall notify Distributor by 9:00 a.m., Eastern time on T+1 of such failure.

FOR MANUAL TRANSACTIONS

Unless processed using the NSCC's Fund/SERV interfaces in the customary manner as prescribed by the NSCC, operational responsibilities will be executed as follows:

- For trades placed on T+1 for investment at the prior Business Day's net asset value:

      (a) Trade orders for the Accounts must be communicated to Distributor by Intermediary prior to 9:00 a.m., Eastern time on T+1 (the "Order Deadline") in the manner agreed between the parties;

      (b) Intermediary will wire, or arrange for the wire of, the purchase price of each purchase order to the Portfolios' custodian (the "Custodian") as Distributor shall direct in writing so that either (i) such funds are received by the Custodian prior to 11:30 a.m., Eastern time on T+1, or (ii) Intermediary provides Distributor or its designee a federal funds wire system reference number prior to 11:30 a.m., Eastern time on T+1 evidencing the entry of the wire transfer of the purchase price prior to such time; and

      (c) Distributor or its designee shall transmit by wire the proceeds of net redemption orders placed by the Order Deadline by Intermediary to the appropriate custodial account.

- Distributor will make available confirmations of each executed trade the next Business Day following receipt of the trade from Intermediary. Intermediary shall promptly inform Distributor of any discrepancies.

- Distributor will make Account statements available no less frequently than each calendar quarter.